Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2019 RESULTS FROM CONTINUING OPERATIONS:

•	REVENUE OF $169.2 MILLION
•	GAAP EPS OF $0.90; $0.44, EX-ITEMS
•	PRODUCTION ENHANCEMENT OPERATING MARGINS, EX-ITEMS, OF 19%, UP 160 BPS SEQUENTIALLY
•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC
•	FCF REACHES 102% OF INCOME FROM CONTINUING OPERATIONS, EX-ITEMS; GENERATES POSITIVE FCF FOR 70TH CONSECUTIVE QUARTER
•	CORE LAB RECEIVES 2019 NATIONAL OCEAN INDUSTRIES ASSOCIATION (“NOIA”) SAFETY PRACTICE AWARD
•	CORE GUIDES TO Q2 INCREMENTAL MARGINS EXCEEDING 50%

AMSTERDAM (24 April 2019) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in first quarter 2019 revenue of $169,200,000, with operating income of $16,400,000 and earnings per diluted share ("EPS") of $0.90, all in accordance with U.S. generally accepted accounting principles ("GAAP"); operating income, ex-items, a non-GAAP financial measure, was $26,900,000, yielding operating margins of 16%, and EPS, ex-items, was $0.44.  As discussed in the fourth quarter 2018 earnings call, the company’s ongoing corporate restructuring resulted in a tax benefit, lowering the effective tax rate for 2019; the effects of this tax benefit have been recognized in the first quarter of 2019.  A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s Board of Supervisory Directors ("Board") and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, factors that have high correlation with maximizing total shareholder return. Core’s asset-light business model and capital discipline promote capital efficiency designed to produce more predictable and superior long-term ROIC.  Bloomberg's calculations using the latest comparable data available indicate that Core’s ROIC of 20.1% is the highest for all major companies compared with the oilfield service companies listed as Core’s Comp Group by Bloomberg.

Also in the first quarter of 2019, Core’s commitment to provide a safe work environment was recognized, as the Company received the prestigious 2019 Safety Practice Award from the NOIA in recognition of its patented Iron CoreHandTM Lifting Assist System.  Since implementing the Iron CoreHandTM, Core has seen zero recordable lifting and hand-related injuries during offshore operations.

Segment Highlights

Reservoir Description

Reservoir Description operations are heavily exposed to international and offshore activity levels.  Over 80% of its revenue is sourced outside the U.S., where core, reservoir fluid and derived product samples originate from international projects.  Revenue in the first quarter of 2019 was $103,300,000, up more than 2% year-over-year, with operating income on a GAAP basis of $6,200,000. Operating income, ex-items, was $14,000,000, yielding operating margins, ex-items, of 14%.  Core continues to see improvement in the future for international industry activity directly related to technology and analytical services provided by the Company’s Reservoir Description segment. However, the first quarter of 2019 was adversely impacted by typical first quarter seasonal patterns. In addition, the volume of high-margin crude-oil-assay laboratory testing was impacted by transitory Houston Ship Channel closures, further weighing on Reservoir Description margins by as much as 100 BPS.

During the first quarter of 2019, Core participated in highly specialized core and reservoir fluids services in many regions.  These projects included both newly developed fields and brownfield extensions in offshore areas of Alaska, Brazil, Guyana, the Gulf of Mexico (“GOM”), the North Sea, the Middle East, Australia, and onshore U.S. In all of these programs, accurate and comprehensive datasets of rock and hydrocarbon properties, determined at reservoir conditions, are critical for optimizing reservoir development, and thus, helping Core’s clients’ maximize returns.

In South America, as robust activity continues for Core in development programs offshore Guyana, opportunities continue to emerge in Brazil. Core completed a fully integrated, multi-disciplinary study of Brazil’s North Eastern Offshore Basin. This comprehensive, multi-client, interpretive study and dataset compilation incorporates stratigraphy, geochemistry, reservoir geology and seal rock analysis across the Jequitinhonha, Almada, Camamu and Sergipe-Alagoas Atlantic Margin basins. This study provides the participating companies access to a rock-based, subsurface dataset to evaluate new opportunities, including the deepwater Late Cretaceous turbidite plays in the Sergipe-Alagoas Basin.

In the first quarter 2019, Core Lab, under the direction of Talos Energy, was engaged in wellsite processing, core stabilization, and the initial stages of laboratory analyses on over 700 feet of conventional core from the Zama-2DEL ST01 delineation well, located in Block 7 of the Sureste Basin, GOM.  High-quality, whole core was recovered from shallow, oil-bearing sands for comprehensive laboratory evaluation.  Several proprietary core preservation and stabilization technologies developed by Core Laboratories for a wide range of sandstone reservoirs in the U.S. GOM have been successfully applied to these cores cut offshore Mexico.   These wellsite technologies are critical for preserving intrinsic rock properties, thus eliminating damage during handling and transportation to the laboratory.  Upon arrival at the laboratory, these cores were immediately scanned using Core’s proprietary, non-invasive, Dual Energy Computed Tomography and high-resolution Spectral Gamma Ray detectors. These surface logging tools provided Talos Energy with lithology, as well as a wide range of critical physical parameters for pay assessment, well in advance of results derived from time-honored laboratory analyses.

The combined efforts of U.S.- and Mexico-based Talos Energy and Core Lab employees were leveraged in fast tracking results to evaluate this significant oil reservoir.  Core is pleased to have been part of this unprecedented wellsite achievement and looks forward to completing the detailed geoscience and engineering studies.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs in the U.S. and conventional offshore development projects, posted first quarter 2019 revenue of $65,900,000; GAAP operating income was $9,900,000, while operating income, ex-items, was $12,400,000, yielding operating margins, ex-items, of 19%.  Production Enhancement’s sequential operating margin improvement is directly correlated to Core’s clients’ adoption of high-end perforating system energetics.

Since Core’s third quarter 2018 announcement of the Ballistic Delivery System (BDS)™ and the Select Fire Switch (SFS)TM, Core’s client adoption of both the advanced wellbore communication system and the associated downhole instrumentation has been positive. The Ballistic Delivery System (BDS)™ and the Select Fire Switch (SFS)TM are key differentiators of Core’s pre-assembled GoGunTM Adaptive Perforating System.  In addition to these two technologies, the GoGunTM Adaptive Perforating System provides an open architecture design.  This allows for optimal utilization of perforating energetics and, importantly, the onsite flexibility of altering completion designs for greater wellsite efficiency and improved Stimulated Reservoir Volume (“SRV”). Core has partnered with technologically sophisticated clients committed to using the system. The primary objective of any pre-assembled perforating system is to efficiently and reliably deliver the energetic shaped charges that are the backbone of any perforating event.  Consequently, Core Lab’s unique, best-in-class, high-end energetics, such as the HERO® PerFRAC, will differentiate the pre-assembled energetic system product from others offered in the market.

Core’s proprietary diagnostic services continue to provide valuable data to operators in their efforts to optimize well spacing and the design of well completions in unconventional reservoirs.  During the first quarter of 2019, Core collaborated with an operating company in the Niobrara formation located in the DJ Basin.  The field program was designed to optimize completions across multiple zones, within a stacked pay zone environment. By utilizing Core’s proprietary FLOWPROFILER™ technology, along with drill cuttings analyses expertise from Reservoir Description, Core provided data to pinpoint geologic variability that was inhibiting production along the lateral.  The diagnostic analysis indicated certain segments of the lateral possessed flow capacity, but had low hydrocarbon yield.  When the FLOWPROFILER™ data was plotted using nSIGHT™, Core’s proprietary, 3D, interactive reservoir interpretation software, this signature repeated in other boreholes of the multi-well pad.  These results indicate that the low yield intervals were influenced by geology rather than completion factors.   This comprehensive evaluation by Core provided the operator with the knowledge and confidence to focus future completion designs on the most cost effective pay zones.

Core continues to see increasing utilization and increasing market share for the SPECTRASTIMTM and SPECTRASCAN® technologies in the Canadian market, as operators evaluated the various options for their completion designs. The results of these studies continue to highlight the advantages of plug and perf completions, versus sliding sleeve methods, for maximizing SRV.

Free Cash Flow, Dividends and Share Repurchases

During the first quarter of 2019, Core continued to generate FCF, with cash from operations of $25,200,000 and capital expenditures of $5,200,000, yielding FCF of $20,000,000. This free cash was returned to Core’s shareholders via the Company’s regular quarterly dividend.  The first quarter of 2019 also marks the 70th consecutive quarter that the Company generated positive FCF.  Core continues its commitment to investment for growth and generating FCF that is returned to shareholders via the

Company’s regular quarterly dividend and future opportunistic share repurchases.

On 15 January 2019, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 15 February 2019 to shareholders of record on 25 January 2019. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 16 April 2019, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the second quarter of 2019. The quarterly cash dividend will be payable on 21 May 2019 to shareholders of record on 26 April 2019. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

Core Lab's ROIC of 20.1% is the highest of the peer group compiled and reported by Bloomberg.  The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include:  Halliburton, Schlumberger, National Oilwell Varco, RPC, TGS-Nopec Geophysical, and John Wood Group, among others.  Core Lab is one of only four of the 16 companies listed in the Comp Group posting ROIC that exceeded their Weighted Average Cost of Capital (“WACC”).  Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Second Quarter 2019 Revenue and EPS Guidance

During the first quarter of 2019, the worldwide crude-oil market shifted into a supply correction, which increased crude oil prices more than 30%, sequentially.  Additionally, global crude-oil inventories exited the first quarter of 2019 at approximately 39 days of consumption, consistent with a multi-year trend of declining global crude-oil inventories relative to demand.  The International Energy Agency's most recent estimated worldwide demand projections for 2019 remain strong, with demand anticipated to increase by 1,400,000 barrels of oil per day.

The recent rebound in crude oil prices is underpinned by the rebalancing of crude oil supply and demand, and continues to support a broad-based, international oilfield recovery.  The emergence of this trend is reflected in the actions taken by operators who have announced Final Investment Decisions (“FIDs”) since 2017. These projects are in the beginning phase of development, as indicated by the increase in rigs and other heavy oilfield equipment now coming under contract, particularly in the Middle East, Asia Pacific, the North Sea and Russia regions.  Additionally, the international rig count continues to improve since bottoming in the fourth quarter of 2016 and showing sluggish behavior during 2017 and 2018.  The Company believes that 2019 international growth is expected to reach mid to high single-digit levels.

As has been the case in past industry recoveries of worldwide operating activities, Core's company-wide revenue growth and margin expansion is not immediately correlated to increasing rig counts, but to subsequent completion and stimulation events and large-scale reservoir rock and reservoir fluid characterization projects. Wells need to be drilled, rocks and reservoir fluid sampled, and wells completed before Core realizes a revenue opportunity.

The average second quarter 2019 U.S. rig count is projected to be down, but U.S. completion activity is expected to be flat, sequentially. Capital conservatism by operators may limit activity growth in the second quarter of 2019.

Therefore, Core expects consolidated second quarter 2019 revenue of approximately $172,000,000 to $175,000,000 and operating income of approximately $28,500,000 to $30,000,000, yielding operating margins of 17%, with incremental margins, ex-items, exceeding 50%. Using a comparable sequential effective tax rate of 15%, EPS for the second quarter of 2019 is expected to be approximately $0.47 to $0.50.  The Company's second quarter 2019 guidance is based on projections for the underlying operations and excludes gains and losses in foreign exchange.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2019 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 25 April 2019. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.  These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2019	December 31, 2018	March 31, 2018	vs. Q4-18	vs. Q1-18
REVENUE	$169,194	$173,207	$170,018	(2.3)%	(0.5)%

OPERATING EXPENSES:
Costs of services and sales	127,383	125,694	119,318	1.3%	6.8%
General and administrative expenses	17,437	24,721	12,709	(29.5)%	37.2%
Depreciation and amortization	5,587	5,721	5,818	(2.3)%	(4.0)%
Other (income) expense, net	2,373	(907)	(143)	NM	NM
Total operating expenses	152,780	155,229	137,702	(1.6)%	10.9%

OPERATING INCOME	16,414	17,978	32,316	(8.7)%	(49.2)%
Interest expense	3,726	3,634	3,120	2.5%	19.4%
Income from continuing operations before income tax expense	12,688	14,344	29,196	(11.5)%	(56.5)%
Income tax expense (benefit)	(27,610)	5,750	5,273	NM	NM
Income from continuing operations	40,298	8,594	23,923	368.9%	68.4%
Income (loss) from discontinued operations	259	408	(346)	NM	NM
Net income	40,557	9,002	23,577	350.5%	72.0%
Net income (loss) attributable to non-controlling interest	47	167	50	NM	NM
Net income attributable to Core Laboratories N.V.	$40,510	$8,835	$23,527	358.5%	72.2%

Diluted Earnings Per Share from Continuing Operations	$0.90	$0.19	$0.54	373.7%	66.7%

Diluted Earnings Per Share attributable to Core Laboratories N.V.	$0.91	$0.20	$0.53	355.0%	71.7%

Weighted Average Diluted Common Shares Outstanding	44,734	44,401	44,463	0.7%	0.6%

Effective Tax Rate	(218)%	40%	18%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$103,292	$106,557	$100,809	(3.1)%	2.5%
Production Enhancement	65,902	66,650	69,209	(1.1)%	(4.8)%
Total	$169,194	$173,207	$170,018	(2.3)%	(0.5)%

Operating income:
Reservoir Description	$6,179	$10,374	$14,757	(40.4)%	(58.1)%
Production Enhancement	9,912	7,682	17,687	29.0%	(44.0)%
Corporate and Other	323	(78)	(128)	NM	NM
Total	$16,414	$17,978	$32,316	(8.7)%	(49.2)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

				% Variance
ASSETS:	March 31, 2019	December 31, 2018	March 31, 2018	vs. Q4-18	vs. Q1-18

Cash and Cash Equivalents	$13,206	$13,116	$13,244	0.7%	(0.3)%
Accounts Receivable, net	132,859	129,157	137,661	2.9%	(3.5)%
Inventory	50,147	45,664	36,438	9.8%	37.6%
Other Current Assets	40,211	43,040	32,842	(6.6)%	22.4%
Total Current Assets	236,423	230,977	220,185	2.4%	7.4%

Property, Plant and Equipment, net	124,758	122,917	122,333	1.5%	2.0%
Right-Of-Use Assets	77,537	-	-	NM	NM
Intangibles, Goodwill and Other Long Term Assets, net	353,042	294,933	254,622	19.7%	38.7%
Total Assets	$791,760	$648,827	$597,140	22.0%	32.6%

LIABILITIES AND EQUITY:

Accounts Payable	$44,467	$41,155	$45,541	8.0%	(2.4)%
Short-term Operating Lease Obligations	13,003	$-	$-	NM	NM
Other Current Liabilities	71,145	61,392	58,786	15.9%	21.0%
Total Current Liabilities	128,615	102,547	104,327	25.4%	23.3%

Long-Term Debt & Capital Lease Obligations	294,896	289,770	235,114	1.8%	25.4%
Long-term Operating Lease Obligations	64,090	-	-	NM	NM
Other Long-Term Liabilities	116,806	95,610	106,123	22.2%	10.1%

Total Equity	187,353	160,900	151,576	16.4%	23.6%
Total Liabilities and Equity	$791,760	$648,827	$597,140	22.0%	32.6%

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(amounts in thousands)

(Unaudited)

	Three Months
	March 31, 2019	March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	$40,298	$23,923
Income (loss) from discontinued operations	259	(346)
Net Income	$40,557	$23,577
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	11,096	6,291
Depreciation and amortization	5,587	5,818
Deferred income tax	(31,760)	(256)
Accounts receivable	(3,936)	(5,913)
Inventory	(4,407)	(3,686)
Accounts payable	1,346	2,634
Other adjustments to net income	6,673	(5,372)
Net cash provided by operating activities	$25,156	$23,093

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(5,183)	$(4,443)
Other investing activities	(22)	(173)
Net cash used in investing activities	$(5,205)	$(4,616)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(32,000)	$(29,000)
Proceeds from debt borrowings	37,000	37,000
Dividends paid	(24,374)	(24,323)
Repurchase of treasury shares	(487)	(3,310)
Net cash used in financing activities	$(19,861)	$(19,633)

NET CHANGE IN CASH AND CASH EQUIVALENTS	90	(1,156)
CASH AND CASH EQUIVALENTS, beginning of period	13,116	14,400
CASH AND CASH EQUIVALENTS, end of period	$13,206	$13,244

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods.  The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Income from Continuing Operations and Earnings Per Diluted Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP reported	$16,414	$17,978	$32,316
Stock compensation [1]	7,203	10,012	—
Employment related charges [2]	3,200	—	—
Foreign exchange losses	37	457	432
Excluding specific items	$26,854	$28,447	$32,748

	Income from Continuing Operations
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP reported	$40,298	$8,594	$23,923
Stock compensation [1]	7,203	9,165	—
Employment related charges [2]	2,528	—	—
Foreign exchange losses	31	274	354
Impact of higher/lower tax rate [3]	(30,402)	3,059	907
Excluding specific items	$19,658	$21,092	$25,184

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP reported	$0.90	$0.19	$0.54
Stock compensation [1]	0.16	0.21	-
Employment related charges [2]	0.06	-	-
Foreign exchange losses	-	0.01	0.01
Impact of higher/lower tax rate [3]	(0.68)	0.07	0.02
Excluding specific items	$0.44	$0.48	$0.57

(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age.
(2) Charge associated with settlement of employment related claim

(3) 2019 Quarter 1 includes a tax benefit resulting from a corporate restructuring, net of withholding taxes on unremitted earnings from subsidiaries and stock compensation expense which is nondeductible in the U.S.; 2018 Quarter 4 includes a discrete adjustment for stock compensation expense which is nondeductible in the U.S.; All periods include further adjustments to reflect tax expense at a normalized rate of 15%.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended March 31, 2019
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$6,179	$9,912	$323
Foreign exchange losses	6	(20)	51
Stock compensation [1]	4,656	2,547	—
Employment related charges [2]	3,200	-	—
Excluding specific items	$14,041	$12,439	$374
(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age.
(2) Charge associated with settlement of employment related claim

Return on Invested Capital

Return on Invested Capital ("ROIC") is based on Bloomberg's calculation on the trailing four quarters from the most recently reported quarter and the balance sheet of the most recent reported quarter, and is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 20.1% is defined by Bloomberg as Net Operating Profit ("NOP") of $119 million less Cash Operating Taxes ("COT") of $27 million divided by Total Invested Capital ("TIC") of $460 million, where NOP is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and COT is defined as income tax expense plus the sum of the change in net deferred taxes, and the tax effect on interest expense and TIC is defined as GAAP stockholder's equity plus the sum of net long-term debt, allowance for doubtful accounts, net balance of deferred taxes, income tax payable, and other charges.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP.  Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

Three Months
March 31, 2019
Net cash provided by operating activities	$25,156
Capital Expenditures	(5,183)
Free cash flow	$19,973

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